Exhibit 10.18

December 11, 2012

Dear Ryan:
This letter outlines the details of your continued employment with Valeant Pharmaceuticals International, Inc. or its applicable subsidiary, the "Company"), and your Company assignment. This offer is contingent upon: 1) the closing of the pending merger transaction (the "Merger") involving Medicis Pharmaceutical Corporation ("Medicis") and the Company, and 2) your continued employment with Valeant now through the closing date, and the offer shall be null and void if those conditions are not met.

•	Title: Executive Vice President - Company Group Chairman, contingent upon a successful close of the Medicis acquisition. You will report to the Chief Executive Officer.

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Office Location: Your principal place of employment will be in the Phoenix/ Scottsdale AZ region. The Company shall reimburse the reasonable costs associated with your relocation to Scottsdale in accordance with the Company’s relocation policy.

•	Base Salary: Effective immediately following the Mreger, your base salary will be $45,833.34 per month ($550,000 annualized).

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Annual Incentive: You will be eligible to participate in the Company's management bonus plan. Effective as of January 1, 2013, your target bonus will be 80%, with the potential of 160%, of your base salary. This plan, and therefore your participation, is subject to change at the discretion of the Board of Directors. Bonuses are payable at the time the other management bonuses are paid. To be eligible for any bonus payment, you must be employed by the Company, and you must not have given or received notice of the termination of your employment, on the day on which the applicable bonus is paid to other members of the Company management.

•	Equity Awards:
Valeant will recommend to the Talent and Compensation Committee of the Company's Board of Directors (the "Committee") the following equity awards, valued at approximately $2,000,000:

1)
43,000 Stock Options with an exercise price no less than the closing price of Company common stock on the date of grant, which vest 25% on each of the 4 anniversaries following the date of grant and have a ten year maximum term.

2)	19,000 Performance Stock Units (PSUs), which vest between 0-300%, based on meeting certain Company performance criteria set forth on Exhibit A, as

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Mr. Ryan Weldon

measured approximately three years from the grant date. The triggers for 1x, 2x and 3x vesting shall be based on attaining a 10%, 20% and 30% 3-year Compound Annual Growth Rate respectively, with measurements governed by the award agreement.

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These equity awards are contingent upon your acceptance of the offer and approval of the Committee and will be made pursuant to the terms of the Company's 2011 Omnibus Incentive Plan and subject to applicable grant agreements. The grant date for the equity awards set forth above shall be on the later of the close of the Medicis transaction or the date that the Talent and Compensation Committee approves such awards, provided that if such later date is during a trading blackout period under the Company’s Blackout Policy, the grant date shall be the first trading day after the trading blackout is no longer in effect.

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Share Ownership Commitment. You also agree to comply with any share ownership requirements adopted by the Company applicable to you, which shall be on the same terms as similarly situated executives of the Company.

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Matching Grants for Share Purchases. In connection with such share ownership, you shall also be eligible to receive matching share units under the Company’s matching share unit program in accordance with its terms as applied for similarly situated executives of the Company.

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Good Reason. You may terminate your employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined below) not less than thirty (30) days prior to the termination of your employment for Good Reason. The Company shall have the option of terminating your duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the compensation and benefits provided in this letter, as may be applicable. For purposes of this letter, “Good Reason” shall mean the occurrence of any of the events or conditions described in clauses (i) through (iii) immediately below which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received a “Notice of Termination.” “Notice of Termination” means a written notice provided by you within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by you.

(i)    Diminution of Responsibility. (A) any material reduction in your duties or responsibilities as in effect immediately prior thereto, or (B) removal of you from the position of Executive Vice President, President of Medicis. For the avoidance of doubt, the term "Diminution of Responsibility" shall not include (X) any such removal resulting from a promotion, your death or Disability, the termination of your employment for Cause, or your termination of your employment other than for Good Reason, (Y) the reduction of or change in any particular duties or responsibilities provided you are given other duties or responsibilities such that your overall duties and responsibilities remain substantially comparable to your overall duties and responsibilities prior to the reduction or change or (Z) any change with respect to the person or persons to whom you report;

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Mr. Ryan Weldon

(ii)    Compensation Reduction. Any reduction in your base salary or target bonus opportunity which is not comparable to reductions in the base salary or target bonus opportunity of other similarly-situated senior executives at the Company; or

(iii)	Company Breach. Any other material breach by the Company of any material provision of this letter.

•	Change in Control. For purposes of this letter, a "Change in Control" shall mean any of the following events:
(i)    the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities;
(ii)    the individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall, for purposes of this letter, be considered as a member of the Incumbent Board; or
(iii)    the closing of:
1. a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or
2. a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this letter agreement, solely because fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition. For the avoidance of doubt, the Merger shall not be deemed to be a Change in Control.

December 11, 2012
Mr. Ryan Weldon

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Disability. The Company may terminate your employment, on written notice to you after having established your Disability and while you remain Disabled, subject to the payment by the Company to you of the applicable compensation and benefits provided pursuant to this letter agreement. For purposes of this letter agreement, "Disability" shall have the meaning assigned to such term in the 2011 Omnibus Incentive Plan.

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Cause. The Company may terminate your employment for "Cause", subject to the payment by the Company to you of the applicable compensation and benefits provided in this letter agreement. "Cause" shall mean, for purposes of this letter, “cause” as defined by applicable common law and (1) conviction of any felony or indictable offense (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and a reasonable opportunity for cure; (4) continued refusal by you to perform your duties after written notice identifying the deficiencies and a reasonable opportunity for cure; or (5) a material violation by you of any material covenants to the Company. No action or inaction shall be, or be deemed to be, willful if not demonstrably willful and if taken or not taken by you in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. The Company may suspend you, with pay, upon your indictment for the commission of a felony or indictable offense as described under clause (1) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.

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Employee and Executive Benefits. You will be eligible to participate in the employee benefit plans and programs generally made available to similarly situated employees of the Company on the terms and conditions applicable generally to all employees. In addition, the Company shall reimburse you for incremental taxes incurred by you outside of the United States because of any services you provide to the Company outside of the United States or any business that the Company conducts outside of the United States, if such incremental amount during any tax year exceeds 1% or more of your average base salary for such tax year.  You shall be required to participate in any tax equalization program the Company may have in effect from time to time in order to qualify for the benefit described in the preceding sentence.

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Reimbursement of Certain Expenses. The Company shall fully reimburse the reasonable fees of your counsel and financial advisor incurred in connection with the development and implementation of the terms of your employment.

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Conditions to Reimbursement. The following provisions shall be in effect for any reimbursements (and in-kind benefits) to which you otherwise may become entitled under this letter, in order to assure that such reimbursements (and in-kind benefits) do

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Mr. Ryan Weldon

not create a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code ("Section 409A"):

(i)
The amount of reimbursements (or in-kind benefits) to which you may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other calendar year.

(ii)
Each reimbursement to which you become entitled shall be made by the Company as soon as administratively practicable following your submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

(iii)	Your right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

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At-Will Employment. Your employment with the Company is "at will". This means that you or the Company have the option to terminate your employment at any time, with or without advance notice, and with or without Cause or with or without Good Reason. This offer of employment does not constitute an express or implied agreement of continuing or long term employment. The at will nature of your employment can be altered only by a written agreement specifying the altered status of your employment. Such written agreement must be signed by both you and the Chief Executive Officer.

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Severance Benefits. Notwithstanding the immediately preceding bullet paragraph, if your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall have the following obligations:

(i)
The Company will pay you an amount equal to the sum of (A) your annual salary as of the Termination Date, plus (B) your annual target bonus as of the Termination Date, provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, the Company shall instead pay you an amount equal to two times the sum of (A) your annual salary as of the Termination Date, plus (B) your annual target bonus as of the Termination Date. The "Termination Date" shall be the date specified as the effective date of the termination of your employment in any notice of termination of employment provided by the Company to you or accepted by the Company in the event of your giving notice of the termination of your employment.

(ii)
The Company will pay you any accrued but unpaid salary or vacation pay and any deferred compensation. In addition, the Company will pay you any bonus earned but unpaid in respect of any fiscal year preceding the Termination Date. The Company will also pay you a bonus in respect of the fiscal year in which the Termination Date occurs, as though you had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, in an amount equal to the product of (A) the lesser of (x) the bonus that you would have been entitled to receive based on actual achievement against the stated performance objectives or (y) the bonus that you would have been entitled to receive assuming that the applicable performance objectives for such fiscal year were achieved at "target", and (B) a fraction (i) the

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Mr. Ryan Weldon

numerator of which is the number of days in such fiscal year through Termination Date and (ii) the denominator of which is 365; provided that, if your termination occurs either in contemplation of a Change in Control or at any time within twelve (12) months following a Change in Control, then in the foregoing calculation the amount under (A) shall be equal to (y). Any bonus payable to you under this bullet shall be paid in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs.

(iii)
The Company will provide you with continued coverage under any health, medical, dental or vision program or policy in which you were eligible to participate at the time of your employment termination for 12 months following such termination on terms no less favorable to you and your dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination.

(iv)
The Company shall provide outplacement services through one or more outside firms of your choosing up to an aggregate of $20,000, which services shall extend until the earlier of (i) 12 months following the Termination Date or (ii) the date that you secure full time employment.

Notwithstanding anything herein to the contrary, the Company shall have no obligation to pay or provide any of the severance benefits referenced or set forth in this letter and shall have no obligations to you in respect of the termination of your employment save and except for obligations that are expressly established by applicable employment standards legislation unless you execute and deliver, within 60 days of the date of your termination, and do not revoke, a general release in form satisfactory to the Company and any revocation period set forth in the release has lapsed. Subject to compliance with Section 409A, the Company shall pay all cash severance benefits due within 10 business days following the satisfaction of all of the conditions set forth in the preceding sentence. You shall not be required to mitigate the amount of any severance payment provided for under this letter by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment.
Notwithstanding anything herein to the contrary, in no event shall the timing of your execution of the general release, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.
It is understood that, during your employment by the Company, you will not engage in any activities that constitute a conflict of interest with the interests of the Company, as outlined in the Company's conflict of interest policies for employees and executives in effect from time to time.

•	Covenant Not to Solicit. To protect the confidential information and other trade secrets of the Company and its affiliates, you agree, during your employment with the

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Mr. Ryan Weldon

Company or any of its affiliates and for a period of twelve (12) months after your cessation of employment with the Company or any of its affiliates, not to solicit, attempt to solicit, or participate in or assist in any way in the solicitation or attempted solicitation of any employees or independent contractors of the Company or any of its affiliates. For purposes of this covenant, "solicit" or "solicitation" means directly or indirectly influencing or attempting to influence employees of the Company or any of its affiliates to become employed with any other person, partnership, firm, corporation or other entity. You agree that the covenants contained in this paragraph are reasonable and necessary to protect the confidential information and other trade secrets of the Company and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations. For purposes of this paragraph, an “affiliate” shall mean any direct or indirect subsidiary of the Company or any joint venture or collaboration in which any such entity or the Company participates.

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Remedies for Breach of Obligations Under the Covenants Not to Solicit Above. It is the intent and desire of you and the Company (and its affiliates) that the restrictive provisions in the paragraph captioned "Covenant Not to Solicit" above be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in such paragraph shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Your obligations under the two preceding paragraphs shall survive the termination of your employment with or any other employment arrangement with the Company or any of its affiliates. You acknowledge that the Company or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach your obligations under the paragraph captioned "Covenant Not to Solicit" above. Accordingly, you agree that the Company and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by you of your obligations under either such paragraph in any Federal or state court sitting in the State of New Jersey, or, at the Company's (or its affiliate's) election, in any other state or jurisdiction in which you maintain your principal residence or your principal place of business. You agree that the Company or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that you may enter into with the Company or any of its affiliates. You hereby submit to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its affiliates to obtain that injunctive relief, and you agree that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by you to the Company or its affiliates, or in any other manner authorized by law.

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Mr. Ryan Weldon

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Indemnification. You shall be indemnified by the Company as provided in its by-laws or, if applicable, pursuant to an indemnification agreement with the Company if such agreements are provided to similarly situated executives.

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Section 409A. The parties intend for the payments and benefits under this letter to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this letter shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this letter shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your Termination Date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on you under Section 409A.

•	Withholding Taxes. All payments to you or your beneficiary under this letter agreement shall be subject to withholding on account of federal, state and local taxes as required by law.
You acknowledge that you have, reviewed, agreed, signed and returned the Company’s customary on-boarding documentation.
Policies of the Company will govern any other matter not specifically covered by this letter.
Except as specifically described in the following sentence, the terms of this letter constitute the entire agreement between the Company and you with respect to the subject matter hereof, superseding all prior agreements and negotiations This letter is governed by the laws of the State of New Jersey. All currency amounts set forth in the letter agreement refer to U.S. dollars.

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Mr. Ryan Weldon

As confirmation of acceptance of this employment offer, please sign this letter indicating your agreement and acceptance of the terms and conditions of employment. In addition, please mail the original signed offer letter in the envelope provided. A duplicate copy of this offer letter is included for your records.
Sincerely,
Valeant Pharmaceuticals International, Inc.
By:        /s/ Brian Stolz
Brian Stolz
EVP, Administration & Chief Human Capital Officer

/s/ Ryan Weldon
Ryan Weldon